Exhibit 10 (a)

PERFORMANCE SHARE AWARD AGREEMENT

UNDER THE

SIGMA-ALDRICH CORPORATION

2003 LONG-TERM INCENTIVE PLAN, AS AMENDED

The following terms (“Terms”) govern the Performance Share Awards issued under the Sigma-Aldrich Corporation 2003 Long-Term Incentive Plan, as amended (the “Plan”) with respect to performance share awards granted on or after February 7, 2011:

BACKGROUND

A.	The Board of Directors of the Company (the “Board of Directors”) has adopted, and the Company’s shareholders have approved, the Plan, pursuant to which performance share incentive awards may be granted to employees of the Company and its subsidiaries and certain other individuals.

B.	The Company desires to grant to Employee a performance share award under the terms of the Plan and these Terms.

TERMS

1.	Grant of Award. Pursuant to action of the Committee (as defined herein), the Company has granted to the Employee the number of performance shares (“Performance Shares”) set forth in the Employee’s Performance Share Award Letter (“Letter”) granted on or after February 7, 2011, subject to the terms, conditions, and adjustments set forth in this Performance Share Award Agreement (“Agreement”) and Exhibit A hereto, the Plan and the Letter. The Performance Shares granted under the Letter are referred to in this Agreement as the “Target Grant.” Notwithstanding anything herein or in Exhibit A, the Plan or the Letter to the contrary, this award is subject to the Company’s Financial Restatement Policy as amended from time to time. This Agreement and these Terms completely supersede and replace any prior form of terms, conditions, and agreements with respect to Performance Shares granted under the Plan on and after February 7, 2011.

2.	Award Subject to Plan. The award is granted under, and is expressly subject to, all of the terms and provisions of the Plan, as amended from time to time, which terms are incorporated herein by reference, this Agreement and the Letter. The Committee described in Section 3 of the Plan (the “Committee”) has been appointed by the Board of Directors, and designated by it, as the Committee to make awards.

3.	Performance Period. The performance period for the award begins January 1, 2011, and ends December 31, 2013 (the “Performance Period”).

4.	Payment. Subject to early termination of this Agreement below or as otherwise specifically provided herein, following the end of the Performance Period but no later than March 15 of the calendar year following the end of the Performance Period, the Company will deliver to Employee one share of the Company’s Stock for each then-outstanding Performance Share under the Letter and subject to this Agreement; except that, the Committee shall take such action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes as provided in Section 7. No fractional Shares shall be issued, and any fractional Shares shall be rounded down to the nearest whole Share.

5.	Performance Criteria and Adjustments. One half of the Target Grant will increase or decrease based upon the Company’s three-year average “Return on Equity” and one half of the Target Grant will increase or decrease based upon the Company’s three-year average “Revenue Growth” (adjusted for currency but including acquisitions) during the Performance Period, as described more fully in Exhibit A hereto (“Performance Criteria”).

6.	Termination of Award.

(a)	This Agreement and the Letter will terminate and be of no further force or effect on the date that Employee is no longer actively employed by the Company or any of its subsidiaries, whether due to voluntary or involuntary termination other than on account of death, Disability, Retirement, or involuntary termination by the Company other than for Cause to the extent specifically provided herein, prior to the date on which the Performance Period ends. Employee will, however, be entitled to receive any Stock payable under Section 4 of this Agreement if Employee’s employment terminates after the Performance Period but before Employee’s receipt of such Stock. The award granted hereunder shall not be affected by any change in employment responsibilities after the award is granted, including any change in employment position with the Company that is otherwise deemed to be ineligible for the grant of an award under the Plan, so long as the Employee continues to be actively employed by the Company or any of its subsidiaries.

(b)	If Employee’s employment terminates before the end of the Performance Period on account of Retirement (as defined herein) or involuntary termination of employment by the Company without Cause, any portion of the award which has not yet vested shall vest at such time, but only to the extent the Performance Criteria are achieved, without regard to such termination of employment, and any payment under Section 4 hereof shall be prorated based on the number of months in the portion of the Performance Period during which Employee was employed by the Company. For purposes of determining such prorated amount under this subsection, Employee shall be deemed to be employed for an entire month if Employee terminates during such month while employed during the Performance Period. Without limiting the foregoing, in the event Employee’s employment terminates before the end of the Performance Period on account of Retirement or involuntary termination of employment by the Company without Cause, any portion of the award which vests in accordance with the foregoing sentence shall be payable at the time and in the manner set forth in Section 4 after the end of the Performance Period, and such payment which would otherwise be received hereunder had the Employee remained employed shall be reduced in the same proportion as the period in the Performance Period during which Employee was not employed due to such termination. For example, if the Employee’s employment terminates on account of Retirement on December 31, 2011, and if the target Performance Criteria are achieved at the end of the Performance Period, Employee shall be entitled to receive one-third of the Target Grant, payable following the end of the Performance Period but no later than March 15 of the calendar year following the end of the Performance Period, subject to all terms and conditions provided herein.

Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement, Retirement shall mean the voluntary termination of employment by Employee after the date on which Employee either (i) attains age sixty five (65), or (ii) both attains age fifty five (55) and completes seven (7) years of service with the Company and its affiliates, whether or not such service is consecutive.

(c)	If Employee’s employment terminates before the end of the Performance Period on account of death or Disability, the award shall vest at the Target Grant, as though one hundred percent (100%) of the Performance Criteria were achieved, and any portion of the award which vests in accordance with the foregoing shall be prorated based on the number of months in the portion of the Performance Period during which Employee was employed by the Company. For purposes of determining such prorated amount under this subsection, Employee shall be deemed to be employed for an entire month if Employee terminates during such month while employed during the Performance Period. Such amount shall be payable in the month following such termination on account of death or Disability.

(d)	Each outstanding Performance Share hereunder shall immediately and fully vest at the Target Grant, as though one hundred percent (100%) of the Performance Criteria were achieved, and any restrictions shall lapse, upon the occurrence of a Change in Control that occurs while the Employee is employed with the Company or any of its subsidiaries and before the end of the Performance Period. Any portion of the award which vests in accordance with the foregoing shall be payable in the month following such Change in Control, or, if earlier, at the time and in the manner set forth in Section 4 after the end of the Performance Period.

7.	Tax Withholding. The Company shall withhold from any payment hereunder an amount of shares of Company Stock sufficient to cover any required withholding taxes to the extent required by minimum statutory withholding requirements.

8.	Non-Transferability. Neither the award nor any rights under this Agreement or the Letter may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.

9.	Definitions: Application of Plan. To the extent not specifically defined in this Agreement or the Letter, all capitalized terms used in this Agreement and the Letter will have the same meanings ascribed to them in the Plan. The Performance Shares are granted to Employee subject to all terms and conditions of the Plan. These Terms are an integral part of the Letter and should be read in conjunction therewith.

10.	Choice of Law. To the extent not preempted by Federal law, this Agreement and the Letter and all determinations and actions taken hereunder and thereunder shall be governed by the laws of the State of Missouri, without giving effect to principles of conflicts or choice of law rules or principles, and construed accordingly, except for those matters subject to the General Corporation Law of Delaware, which shall be governed by such Law, without giving effect to principles of conflicts laws, and construed accordingly.

11.	Adjustment. Appropriate adjustments in outstanding Performance Shares and payments with respect to such outstanding Performance Shares shall be made by the Committee to give effect to adjustments made in the number or type of Shares through a reclassification, stock dividend, stock split or stock combination, or similar event in accordance with the terms of the Plan.

12.	Section 409A. It is intended that this Agreement shall be administered in a manner that will comply with or meet an exception from Section 409A of the Code, and this Agreement shall be administered and interpreted in accordance with such intent. The Committee may adopt rules deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code. Notwithstanding anything in this Section to the contrary, no amendment to or payment under this Agreement will be made unless permitted under Section 409A of the Code.

Exhibit A

(Performance Share Award Agreement)

One-half of the Performance Shares in the Target Grant will increase or decrease based upon the Company’s three-year average Return on Equity (using a 12-month equity average) and one-half of the Performance Shares in the Target Grant will increase or decrease based upon the Company’s three-year average Revenue Growth (adjusted for currency but including acquisitions) during the Performance Period, in accordance with this Exhibit A.

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